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                                                                    EXHIBIT 3.6

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         ZENITH NATIONAL INSURANCE CORP.


          ZENITH NATIONAL INSURANCE CORP., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the amendment set forth below to the Corporation's Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:
          Paragraph (1)(a) of Article FOURTH of the Certificate of Incorporation of Zenith National Insurance Corp. is amended to read in its entirety as follows:

                    "FOURTH: (1)(a) The total number of shares of stock which this corporation is authorized to issue is fifty-one million (51,000,000). All of such shares shall have a par value of One Dollar ($1.00) each, and shall be divided into and classified as fifty million (50,000,000) shares of Common Stock and one million (1,000,000) shares of Preferred Stock."

          This Certificate of Amendment shall become effective as of the close of business on the day it is filed with the Secretary of State of the State of Delaware in accordance with Section 103 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, ZENITH NATIONAL INSURANCE CORP. has caused this Certificate of Amendment to be signed and attested by

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its duly authorized officers this 22nd day of November, 1985.

                                  ZENITH NATIONAL INSURANCE CORP.


                                  By: /s/ STANLEY R. ZAX
                                     ---------------------------------
                                     Stanley R. Zax, President



[CORPORATE SEAL]


/s/ DONALD LIEB
-------------------------------
Donald Lieb, Secretary